EXHIBIT 10.2

Second Amendment to
Employment Agreement

This Second Amendment (this “Amendment”) to the Employment Agreement, by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter “Employer”), and James Hughes (hereinafter “Employee”), dated as of March 14, 2012, and amended as of May 3, 2012 (the “Employment Agreement”), is effective as of June 30, 2016 (the “Amendment Effective Date”).
WITNESSETH:
WHEREAS, Employer and Employee are party to the Employment Agreement;
WHEREAS, Employer and Employee have agreed that, for periods following the Amendment Effective Date, Employee shall serve Employer in a new position and Employer will adjust Employee’s compensation to reflect his new role; and
WHEREAS, the parties wish to memorialize these actions by amending the Employment Agreement accordingly.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree that the Employment Agreement is amended, for periods following the Amendment Effective Date, as provided herein.

1.	Section 1.1 of the Employment Agreement is amended and replaced in its entirety with the following:
“1.1     Term; At-Will Nature of Employment. The term of this Agreement (the “Term”) commenced as of March 19, 2012 (the “Start Date”) and shall end on the earlier of April 1, 2017 or the date Employee’s employment with Employer terminates for any reason (the “End Date”), as of which date the Employee shall be deemed (without any further action by any party) to have voluntarily resigned from all offices, titles, positions and appointments at Employer or any of its subsidiaries or affiliates, including as a director, officer, employee, committee member or trustee (including as a member of the Board of Directors of Employer (the “Board”)). Employee agrees to execute any documents Employer may reasonably require to effect such resignations. During the Term, Employer shall employ Employee as an at-will employee. Employer or Employee may terminate this Agreement at any time and for any reason, with or without cause and with or without notice, subject to the provisions of this Agreement.”

2.	Section 1.2 of the Employment Agreement is amended and replaced in its entirety with the following:
1.2    Position and Duties of Employee. During the Term, for periods following June 30, 2016, Employer shall employ Employee in the capacity of Executive Director for Employer, and Employee hereby accepts such position. In this position, Employee shall report to the Board and the Employer’s Chief Executive Officer. During the Term, for periods following June 30, 2016, Employee’s duties and responsibilities shall include: (i) assisting with the transition of Employee’s former duties and responsibilities as Chief Executive Officer to the new Chief Executive Officer, (ii) advising the Board and the Chief Executive Officer with other matters as needed, including overall Employer matters, and (iii) performing such additional duties as may from time to time be assigned to Employee by the Board, consistent with Employee’s position with Employer. Employee agrees to diligently and faithfully perform such duties and responsibilities. In addition, for the period commencing as of July 1, 2016 through the End Date, Employee shall continue to serve as a member of the Board. For the avoidance of doubt, during the Term, for periods following June 30, 2016, no employees, consultants or independent contractors of Employer will report to Employee, and Employee shall not, for any purpose, be an agent with authority to bind Employer in any respect. Employee recognizes the necessity for established policies and procedures pertaining to Employer’s business operations, and Employer’s right to change, revoke or supplement such policies and procedures at any time, in Employer’s sole discretion. Employee agrees to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer. For periods following June 30, 2016, Employee shall be based in Houston, TX but shall be required to travel to such locations as shall be required to fulfill the responsibilities of his position. Should Employee be required to travel to Tempe, AZ to fulfill those duties, he will do so at his own expense.”

3.	Section 1.3 of the Employment Agreement is amended to delete the following phrase:
“or the Change in Control Severance Agreement between Employer and Employee dated as of the date hereof or as may be amended from time to time (the “Change in Control Agreement”),”

4.	Clause (d) of Section 1.4 of the Employment Agreement is amended to read as follows: “Employee’s resignation for any reason”.

5.	Section 1.4 of the Employment Agreement is amended to delete the phrase “and (f) Employee’s resignation for Good Reason” and replace it with the following:
“(f) April 1, 2017; and (g) Employee’s resignation or removal as member of the Board of Directors for any reason”

6.	Section 1.4 of the Employment Agreement is amended to delete the last sentence thereof in its entirety.

7.	Section 1.5(b)(i) of the Employment Agreement is amended and replaced in its entirety with the following:
“Payments upon Involuntary Termination. If, at any time during the period beginning on July 1, 2016 and ending on the End Date, (i) the Board removes Employee as a member of the Board without Cause, or (ii) Employer terminates the employment of Employee without Cause, then, subject to the Release Condition described below, Employee shall be entitled to a lump-sum cash payment equal to any remaining unpaid portion of the Employee’s Base Salary (as then in effect) that Employee would have received had he continued employment through April 1, 2017 (the “Severance Payment”) (which payment shall be made on (or on the next business day following) the thirty-sixth (36th) day following the applicable termination or removal date).”

8.	Section 1.5(c) of the Employment Agreement is hereby deleted in its entirety.

9.	Section 1.5(d) of the Employment Agreement is amended and replaced in its entirety with the following:
“(d)    Equity Award Vesting. If, at any time during the period beginning on July 1, 2016 and ending on the End Date, (A) Employee terminates employment with Employer due to Employee’s death, (B) Employee terminates employment with Employer due to Disability, (C) the Board removes Employee as a member of the Board without Cause or (D) Employer terminates the employment of Employee without Cause, then, subject to the Release Condition, Employee shall, as of the date of such termination of employment, immediately receive service-vesting credit for any equity awards that would have otherwise vested if Executive had continued employment through April 1, 2017 (which are, for the avoidance of doubt, the restricted stock units scheduled to vest on March 5, 2017, March 8, 2017 and March 13, 2017); provided, however, that such additional service-vesting credit shall not apply to Executive’s award under the Key Senior Talent Equity Performance Program, to the extent such award is then unvested.”

10.
Section 2.1 of the Employment Agreement is amended and replaced in its entirety with the following: “From July 1, 2016 through April 1, 2017, Employee shall be compensated Five Hundred Thousand Dollars ($500,000) for services rendered as Executive Director, payable during such period in accordance with Employer’s regular payroll practices and procedures, which amount shall be defined as “Base Salary” for such period.”

11.
Section 2.3 of the Employment Agreement is amended and replaced in its entirety with the following: “Employee shall be eligible for a prorated bonus under Employer’s annual bonus program in respect of the fiscal year 2016, for the period beginning on January 1, 2016 and ending on June 30, 2016 (the “Pro Rata 2016 Bonus”), subject to his continued employment through June 30, 2016 and the achievement of applicable performance targets under the program determined in respect of the period beginning on January 1, 2016 and ending on June 30, 2016. The Pro Rata 2016 Bonus shall be paid at such time as bonuses are paid by Employer to other senior executives in Employer’s annual bonus program (i.e., on or before March 15, 2017). For the avoidance of doubt, Employee acknowledges and agrees that, except for the Pro Rata 2016 Bonus, he shall not be eligible for any annual bonus opportunities in Employer’s annual bonus program with respect to his service as Executive Director.”

12.
Section 2.6 of the Employment Agreement is amended and replaced in its entirety with the following: “For the avoidance of doubt, Employee acknowledges and agrees that he shall not be eligible to receive any equity grants and other long-term incentives with respect to his service as Executive Director.”

13.	Section 2.7 of the Employment Agreement is deleted in its entirety.

14.
In consideration for Employer’s entry into this Amendment and the payments for which Employee is eligible under this Amendment, and for other good and valuable consideration, Employee agrees to deliver and execute the Release attached as Annex A hereto (the “Release”) no earlier than June 30, 2016 and no later than July 10, 2016. The effectiveness of this Amendment shall be subject to Employee’s execution and nonrevocation of the Release, such that the Release is irrevocable and effective no later than July 18, 2016. If the Release is not irrevocable and effective as of such date, this Amendment shall be null and void ab initio.”

15.
Except as expressly amended above, the Employment Agreement shall remain in full force and effect. In addition, the Non-Competition Agreement and the Confidentiality Agreement (as such terms are defined in the Employment Agreement) shall remain in full force and effect.

16.
The Change-in-Control Severance Agreement, by and between Employer and Employee, dated as of March 19, 2012, and amended as of August 1, 2013, shall terminate in its entirety effective as of the Amendment Effective Date.

[Signature page follows.]

IN WITNESS WHEREOF, Employer has caused this Amendment to be executed by one of its duly authorized officers and Employee has individually executed this Amendment, each intending to be legally bound, as of the Amendment Effective Date.

FIRST SOLAR, INC.

By: /s/ Chris Bueter
Name: Chris Bueter
Title: EVP, Human Resources

/s/ James A. Hughes
James A. Hughes

ANNEX A
RELEASE

I.    Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his heirs, executors, administrators and assigns, does hereby release and forever discharge First Solar, Inc., a Delaware corporation, and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with First Solar, Inc., its subsidiaries, predecessors or affiliated entities (collectively, the “Company”), or any change to Employee’s title, reporting, role, compensation, expiration of term, scheduled termination date, and other related modifications to Employee’s employment with Employer in connection with his transition from Chief Executive Officer to Executive Director, including waiver of any rights Employee may have had to severance payments or benefits or breach of contract under that certain Employment Agreement to which the undersigned is a party and pursuant to which this Release is being executed and delivered (the “Employment Agreement”), as in effect prior to the Second Amendment to the Employment Agreement, effective June 30, 2016, under any Federal, state or local statute, rule, or regulation, or principle of common, tort, contract or constitutional law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Equal Pay Act of 1963, as amended 29 U.S.C. §602(d), the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 2000ff; the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Sarbanes-Oxley Act of 2002, as amended (particularly 18 U.S.C. § 1513(e) prohibiting retaliation against whistleblowers), and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company (a) from its obligations under that certain Employment Agreement to which the undersigned is a party and pursuant to which this Release is being executed and delivered (the “Employment Agreement”), (b) from any claims by the undersigned arising out of any director and officer indemnification or insurance obligations in favor of the undersigned, (c) from any director and officer indemnification obligations under the Company’s by-laws, and (d) from any claim for benefits under the First Solar, Inc. 401(k) Plan. The undersigned understands that, as a result of executing this Release, he will not have the right to assert that the Company or any other Released Party unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.
The undersigned affirms that he has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any Released Party in any forum or form and that he knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, or class persons. The undersigned further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him from the Company and its subsidiaries, except as specifically provided in this Release. For the avoidance of doubt, with respect to your award under the Senior Talent Equity Performance Program (“KSTEPP Award”), the parties acknowledge and agree that if the “Full Vesting Condition” (as defined in the applicable award agreement) has not yet been achieved by the End Date (as defined in the Second Amendment to the Employment Agreement), a prorated portion of such award, calculated in accordance with the applicable award agreement, will remain outstanding and eligible to vest when, as and if the Full Vesting Condition is achieved; it being understood that the undersigned does hereby release and forever discharge the Released Parties from any and all Claims which he now has, own or hold, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the KSTEPP Award, including without limitation the treatment of such award in connection with the undersigned’s termination of employment and any delay or failure of the achievement of the Full Vesting Condition.

The undersigned furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.
The undersigned further declares and represents that he has carefully read and fully understands the terms of this Release and that he has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Release, that he may take up to and including 21 days from receipt of this Release, to consider whether to sign this Release, that he may revoke this Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
II.    Protected Rights. The Company and the undersigned agree that nothing in this Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his behalf. Further, should the EEOC or any other agency obtain monetary relief on his behalf, the undersigned assigns to the Company all rights to such relief.
III.    Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in this Release would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Release in addition to any other legal or equitable remedies it may have.
IV.    Return of Property. The undersigned shall return to the Company on or before his End Date all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned represents that he has not, and shall not, alter any of the Company’s records or computer files in any way after the End Date.
V.    Severability. If any term or provision of this Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Release is not affected in any manner materially adverse to any party.
VI.    GOVERNING LAW. THIS RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS RELEASE IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Signature page follows.]

Effective on the eighth calendar day following the date set forth below.

/s/ James A. Hughes
James A. Hughes Date Signed: